United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

October 16, 2017

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7580 East Gray Rd., St. 103

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 3.02. Unregistered Sales of Equity Securities.

As previously disclosed in the Registrant’s Current Report on Form 8-K filed September 20, 2017 (“Prior 8-K”), since January 1, 2017, John Lemak and Sandor Capital Master Fund (a significant shareholder and affiliate of John Lemak) (together, “Lemak”) have advanced the Registrant an aggregate of $439,000, including an aggregate of $219,000 since June 30, 2017. Lemak has been the Registrant’s primary funding source during 2017.

Following completion of legal due diligence, the Registrant agreed on October 16, 2017, to (i) issue to Sandor Capital warrants to purchase an aggregate of 7 million shares of common stock at an exercise price of $.05 per share for a term of three years (these warrants are in replacement of recently expired warrants for the same number of shares at the same exercise price), (ii) issue to Sandor Capital warrants to purchase an aggregate of 1,130,285 shares of common stock at an exercise price of $.10 per share for a term of three years (416,000 of these warrants are in replacement of recently expired warrants for the same number of shares at an exercise price of $.25 per share and 714,285 of these warrants are in replacement of warrants being cancelled for the same number of shares at an exercise price of $.25 per share), and (iii) issue to Sandor Capital warrants to purchase an aggregate of 2 million shares of common stock at an exercise price of $.05 per share for a term of three years (these warrants are in replacement of warrants being cancelled for the same number of shares at the same exercise price).

The registrant believes that the foregoing transactions (to the extent they constitute a sale of securities) were exempt from the registration requirements of the Securities Act of 1933, as amended, because there was no general solicitation, Sandor Capital Master fund is an accredited investor, within the meaning of Regulation D, and is sophisticated about business and financial matters.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	10/18/17	By:	/s/John P. Venners
John P. Venners
EVP, Operations